EXHIBIT 3.2(a)

APPLICATION FOR AUTHORITY

OF

CITIGROUP ENERGY ADVISORS PORTFOLIO L.P.

(Under Section 121-902 of the New York Revised Limited Partnership Act)

FIRST: The name of the foreign limited partnership (the “Partnership”) is Citigroup Energy Advisors Portfolio L.P.

SECOND: The jurisdiction of the Partnership’s organization is Delaware, and the date of the Partnership’s organization is January 25, 2006.

THIRD: The county within the State of New York in which the office of the Partnership is located is the County of New York.

FOURTH: The Secretary of State of the State of New York is designated as the Partnership’s agent upon whom process against it may be served. The address within the State of New York to which the Secretary of State of the State of New York shall mail a copy of any process against the Partnership served upon him or her is c/o Citigroup Managed Futures LLC, 731 Lexington Avenue, 25th Floor, New York, New York 10022, Attention: David J. Vogel.

FIFTH: The name and street address of the registered agent of the Partnership within the State of New York upon whom and at which process against the Partnership can be served is CT Corporation System, 111 Eighth Avenue, New York, New York 10011.

SIXTH: The address of the Partnership’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.

SEVENTH: The name and business address of the sole general partner of the Partnership is as follows: Citigroup Managed Futures LLC, 731 Lexington Avenue, 25th Floor, New York, New York 10022.

EIGHTH: The Partnership is in existence in the State of Delaware as of the date this Certificate is filed.

NINTH: The name and the address of the authorized officer in the jurisdiction of the Partnership’s formation where a copy of the Partnership’s Certificate of Limited Partnership is filed are Secretary of State of the State of Delaware, John G. Townsend Building, Federal & Duke of York Streets, Dover, Delaware 19901.

IN WITNESS WHEREOF, the undersigned has signed this application for authority on the date set forth below and does hereby affirm to the best of the undersigned’s knowledge that the statements contained therein are true and correct.

January 25, 2006

GENERAL PARTNER

Citigroup Managed Futures LLC

/s/ David J. Vogel
David J. Vogel
President